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Exhibit 99.1 Certificate of Designation for Nevada Profit Corporations
                       (Pursuant to NRS 78.1955)

1.       Name of Corporation: Maxxon, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

     A Preferred Stock series of one million (1,000,000) shares, to be called the "2006 Series", without preemptive rights, eligible to receive such preferential dividends as the Board of Directors may declare and to receive a participating dividend with the Common Stock on a one-for-one basis as though converted to Common Stock, to receive a liquidating preference of one-one hundredth of a cent ($.001) per share, having voting rights of 125 votes per share and voting with the Common Stock as a single class. The shares of the 2006 Series shall be convertible, from time to time and at any time, in whole or in part, at the discretion of the holder, into shares of Common Stock on a one-to-one ratio: i.e one share of Common Stock for each share of 2006 Preferred Stock. The 2006 Series shall not be redeemable without the consent of the holder whose shares are being redeemed. The shares of the 2006 Series shall be senior to the single class of Common Stock and to all other classes of Preferred Stock which, by their designation, are designated as junior to the 2006 Series.

3. Effective date of filing: (optional).

4. Officer signature: /s/ Rondald Wheet, President and CEO